Exhibit 99.1

CASELLA WASTE SYSTEMS, INC. ANNOUNCES PRICING OF NEW YORK STATE ENVIRONMENTAL FACILITIES CORPORATION SOLID WASTE DISPOSAL REVENUE BONDS

RUTLAND, VERMONT (December 10, 2014) – Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, announced today that it has priced the previously announced offering of $25.0 million aggregate principal amount of New York State Environmental Facilities Corporation (“EFC”) Solid Waste Disposal Revenue Bonds (Casella Waste Systems, Inc. Project) Series 2014 (the “Bonds”). An additional $15.0 million aggregate principal amount of EFC Solid Waste Disposal Revenue Bonds may be offered under the same indenture in the future. During the 5 year term interest rate period, the interest rate of the Bonds will be 3.75%. The Bonds will mature on December 1, 2044 and will be guaranteed by certain subsidiaries of Casella, pursuant to the terms of the Bond indenture. The issuance of the Bonds is expected to close on December 18, 2014.

The net proceeds of the Bonds will be loaned by EFC to Casella to enable it to repay borrowings under its revolving credit facility used to finance certain capital projects.

The Bonds are being offered only to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Bonds have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Bonds, nor shall there be any sale of the Bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as Casella “anticipates,” “will,” “intends,” and other similar expressions. Among the forward-looking statements in this press release are statements regarding the offering of the Bonds and Casella’s expectations regarding the use of proceeds of the Bonds. All of these forward-looking statements are based on current expectations and estimates and management’s beliefs and assumptions. Casella cannot guarantee that it will complete the offering on the terms disclosed in the forward-looking statements or at all. Such forward-looking statements involve a number of risks and uncertainties, including, among other things, market conditions and Casella’s ability to consummate the offering of the Bonds. Casella expressly disclaims any obligation to update such statements to reflect change in its expectations whether as a result of new information, future events or otherwise, except as required.

Contact:

Investors:

Ned Coletta

Chief Financial Officer

(802) 772-2239

Media:

Joseph Fusco

Vice President

(802) 772-2247